Exhibit 10.14

                                    AGREEMENT

      WHEREAS, Catholic Healthcare Network of Long Island, Inc. ("CHNLI") entered into a certain Stock Subscription and Purchase Agreement with Long Island Physician Holdings Corporation ("LIPHC"), dated October 11, 1995, which agreements set forth certain understandings relating to their agreements with each other and their respective relationships and financial obligations to MDNY Healthcare; and

      WHEREAS,   among  the   provisions  of  these   agreements   were  certain
understandings related to risk-sharing that affected CHNLI and LIPHC, contained in section 8.5 of the Stock Subscription and Purchase Agreement; and

      WHEREAS, the parties have agreed to certain risk-sharing obligations relating specifically to a hospital risk pool, by which Catholic Health Services of Long Island, ("CHS"), an affiliate of CHNLI, would bear certain obligations for deficits incurred by said pool and be entitled to receive certain surpluses generated by such pool.

      BE IT THEREFORE AGREED THAT:

      From on and after January 1, 1999, CHS shall be liable for the payment of one third (1/3) of the deficit that occurs in each year (a "Base Year") of the hospital risk pool (the "Pool" relating to MDNY's Nassau and Suffolk County Commercial Enrollees. The amount of the foregoing payment, if any, shall be derived by evaluating the net financial position of the Pool three years after the termination of each Base year, giving credit for any surpluses, but not deducting for any deficits, which occurred in the intervening years so that if any CHS deficit exists in the Pool in a Base Year which is not cured by CHS' subsequent surpluses, CHS will be required to pay off the amount of such Base year deficit by the beginning of the fourth year thereafter. (By way of illustration, any CHS liability as the result of the net financial position of the Pool in Base Year one will be computed by offsetting such liability against the financial position of the Pool at the beginning of the fourth year thereafter, giving credit for any surpluses, but not deducting for any deficits, which occurred in years two and three. Similarly, any CHS liability as the result of the net financial position of the Pool in Base Year two will be computed by offsetting such liability against the financial position of the Pool in Base Year two will be computed by offsetting such liability against the financial position of the Pool at the beginning of the fifth year thereafter, giving credit for any surpluses, but not deducting for any deficits, which occurred in the years three and four, and so on.)

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date set forth below.

                                    MDNY HEALTHCARE, INC.


Date:                               By:
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                     CATHOLIC HEALTH SERVICES OF LONG ISLAND


Date:    8/13/99           By:  /s/ John F. X. Lovett
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